Exhibit 99.1

Obalon Announces Second Quarter 2017 Financial Results
SAN DIEGO, CA, August 2, 2017 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ: OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its unaudited financial results as of and for the second quarter ended June 30, 2017.
Second Quarter 2017 highlights:

•	Revenue grew 33% sequentially over Q1-17 to $2.0 million

•	Gross margin improved to 50%

•	First commercial shipments of 6-month product to Middle East in July 2017

•	First US shipments of HPMC, vegetable based capsule, in July 2017
The Company reported total revenues of $2.0 million for the second quarter of 2017, compared to $0.8 million for the second quarter of 2016. Net loss was reported at $7.7 million compared to a net loss of $4.1 million in the second quarter of 2016 and net loss per share for the quarter was $0.46 as compared to net loss per share of $7.15 in the second quarter of 2016.
Cost of goods sold was $1.0 million during the three months ended June 30, 2017, up from $0.7 million for the prior year period. Gross profit for the second quarter of 2017 was $1.0 million, resulting in a gross margin of 50%, compared to a gross profit of $0.1 million and gross margin of 14% for the second quarter of 2016.
Research and Development expense for the second quarter of 2017 totaled $2.8 million, up from $2.6 million in the second quarter of 2016, and Selling, General and Administrative expense increased to $5.9 million for the second quarter of 2017, compared to $1.6 million in the second quarter 2016.
Operating loss for the second quarter of 2017 was $7.6 million, compared to an operating loss of $4.1 million for the second quarter of 2016.
At June 30, 2017, cash, cash equivalents and short-term investments were $60.7 million and long-term debt was $10.0 million.

Call Information
A conference call to discuss second quarter 2017 financial results is scheduled for today, August 2, 2017, at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (844) 889-7791 (U.S.) or (661) 378-9934 (international) using passcode 61524873.  Media and individuals will be in a listen-only mode. Participants are asked to dial in a few minutes prior to the call to register for the event.  The conference call will also be webcast live at: http://edge.media-server.com/m/p/si96igkx.
A replay of the call will be available through August 9, 2017, 11:30 AM EST by calling (855) 859-2056 (U.S.) or (404) 537-3406 (international), using passcode 61524873.  An archive of the webcast will be available for twelve months following the event on the Obalon Therapeutics, Inc. website located at http://investor.obalon.com in the “News & Events” section.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ: OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com.
For Obalon Therapeutics, Inc.
Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com
Media:
Megan Driscoll
EvolveMKD
Office Phone: +1 646 517 4220
mdriscoll@evolvemkd.com

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(Unaudited)
Revenue:
Revenue	$1,963	$—	$3,435	$—
Revenue, related party	—	779	—	1,848
Total revenue	1,963	779	3,435	1,848
Cost of revenue	990	672	1,813	1,294
Gross profit	973	107	1,622	554
Operating expenses:
Research and development	2,760	2,586	5,160	5,098
Selling, general and administrative	5,853	1,596	11,793	2,975
Total operating expenses	8,613	4,182	16,953	8,073
Loss from operations	(7,640)	(4,075)	(15,331)	(7,519)
Interest expense, net	(35)	(143)	(89)	(290)
Gain from change in fair value of warrant liability	—	96	—	119
Other expense, net	(55)	(9)	(55)	(22)
Net loss	(7,730)	(4,131)	(15,475)	(7,712)
Other comprehensive (loss) income	—	6	(18)	4
Net loss and comprehensive loss	$(7,730)	$(4,125)	$(15,493)	$(7,708)
Net loss per share, basic and diluted	$(0.46)	$(7.15)	$(0.93)	$(13.37)
Weighted-average common shares outstanding, basic and diluted	16,637,335	577,659	16,599,891	576,757

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,827	$72,975
Short-term investments	54,898	2,500
Accounts receivable, net	1,757	—
Accounts receivable, related party	—	515
Inventory	747	827
Other current assets	705	1,244
Total current assets	63,934	78,061
Property and equipment, net	1,044	717
Total assets	$64,978	$78,778
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$697	$595
Accrued compensation	2,381	2,497
Accrued clinical expenses	192	101
Deferred revenue	206	121
Other current liabilities	1,341	1,278
Total current liabilities	4,817	4,592
Deferred rent	39	—
Long-term loan, excluding current portion	9,901	9,881
Total long-term liabilities	9,940	9,881
Total liabilities	14,757	14,473
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 16,822,416 and 16,773,205 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	17	17
Additional paid-in capital	142,307	140,898
Accumulated other comprehensive loss	(19)	(1)
Accumulated deficit	(92,084)	(76,609)
Total stockholders’ equity	50,221	64,305
Total liabilities and stockholders’ equity	$64,978	$78,778

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2017	2016

	(Unaudited)
Operating activities:
Net loss	$(15,475)	$(7,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	136	90
Stock-based compensation	1,079	145
Loss on disposal of fixed assets	—	13
Change in fair value of warrant liability	—	(119)
Amortization of investment premium, net	11	55
Amortization of debt discount	20	43
Change in operating assets and liabilities:
Accounts receivable	(1,757)	—
Accounts receivable from related party	515	51
Inventory	80	(114)
Other current assets	539	46
Accounts payable and accrued expenses	58	60
Accrued compensation	(116)	(1,014)
Accrued clinical expenses	91	(301)
Deferred revenue	85	—
Other current and long term liabilities	326	94
Net cash used in operating activities	(14,408)	(8,663)
Investing activities:
Purchases of short-term investments	(64,928)	(14,979)
Maturities of short-term investments	12,500	10,150
Purchase of property and equipment	(559)	(63)
Net cash used in investing activities	(52,987)	(4,892)
Financing activities:
Issuance of preferred stock for cash, net of offering costs	—	14,517
Proceeds from stock issued under employee stock purchase plan	210	—
Proceeds from sale of common stock upon exercise of stock options	37	11
Net cash provided by financing activities	247	14,528
Net (decrease) increase in cash and cash equivalents	(67,148)	973
Cash and cash equivalents at beginning of period	72,975	3,356
Cash and cash equivalents at end of period	$5,827	$4,329
Supplemental cash flow information:
Interest paid	$270	$266
Non-cash investing and financing activities:
Property and equipment in accounts payable	$96	$121